UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2022

GameStop Corp.
(Exact name of Registrant as specified in its charter)

Delaware	1-32637	20-2733559
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, TX 76051
(817) 424-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Not Applicable
 (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock	GME	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 7, 2022, GameStop Corp. (the “Company”) terminated the employment of Michael Recupero as its Chief Financial Officer effective immediately. Subject to his execution of a release, Mr. Recupero will be entitled to certain remuneration, rights and benefits associated with a termination without Cause (as such term is defined in Mr. Recupero’s offer letter from the Company) pursuant to his offer letter. Mr. Recupero is not entitled to any severance payments beyond what is set forth in his offer letter from the Company.
Simultaneously with Mr. Recupero’s termination, Diana Saadeh-Jajeh, who is currently serving as the Company’s Senior Vice President and Chief Accounting Officer, has assumed the role of Chief Financial Officer. Ms. Saadeh-Jajeh’s biographical information is set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2020, and such information is incorporated herein by reference.
In connection with her promotion to the role of Chief Financial Officer, Ms. Saadeh-Jajeh entered into a letter agreement with the Company on July 7, 2022 (the “Offer Letter”) describing the basic terms of her employment, which supersedes all prior agreements or offer letters between the parties regarding Ms. Saadeh-Jajeh’s employment and compensation. The Offer Letter provides that Ms. Saadeh-Jajeh’s starting annual salary will be $200,000. The Offer Letter also provides that Ms. Saadeh-Jajeh will continue to be eligible for a transformation bonus in an aggregate amount of $1,965,000 to be paid in bi-weekly installments over a two-year period which began on August 1, 2021, subject to her continued employment with the Company. All equity and cash incentive awards previously granted to Ms. Saadeh-Jajeh will continue to vest in accordance with their original terms, and Ms. Saadeh-Jajeh will be entitled to an additional grant, on July 11, 2022, of a number of restricted stock units of the Company’s Class A common stock (the “Common Stock”) determined by dividing $1,000,000 by the average closing price of the Common Stock for the 30 trading days immediately preceding the grant date, which award will vest on July 1, 2023, subject to her continued employment through such date.
Under the Offer Letter, if Ms. Saadeh-Jajeh’s employment is terminated by the Company without Cause (as defined in the Offer Letter), she will be entitled to receive the following severance benefits: (i) an amount equal to six months of her base salary, (ii) an amount equal to six months of COBRA premiums for Ms. Saadeh-Jajeh and her eligible dependents, (iii) any transformation bonus installments which have not already been paid, (iv) the vesting of that portion of any equity award that was otherwise scheduled to vest in the ordinary course during the six month period immediately following her termination date, and (v) any long-term incentive cash award that was otherwise scheduled to vest in the ordinary course during the six month period immediately following her termination date. Ms. Saadeh-Jajeh’s eligibility for these severance benefits is subject to her execution of a release of claims against the Company and her compliance with any applicable post-employment covenants.
The foregoing description of the Offer Letter is not complete and is qualified in its entirety by the full text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
No family relationships exist between Ms. Saadeh-Jajeh and any of the Company’s directors or other executive officers. There are no other arrangements between Ms. Saadeh-Jajeh and any other person pursuant to which Ms. Saadeh-Jajeh was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Ms. Saadeh-Jajeh has a material interest subject to disclosure under Item 404(a) of Regulation S-K.
Item 7.01    Regulation FD Disclosure.
On July 7, 2022, the Company issued a press release announcing the termination of the employment of Michael Recupero as its Chief Financial Officer and the appointment of Diana Saadeh-Jajeh as its Chief Financial Officer, a copy of which is furnished with this Current Report on Form 8-K as Exhibit 99.1.
This information is furnished pursuant to Item 7.01 “Regulation FD Disclosure,” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1*	Letter Agreement between Diana Saadeh-Jajeh and GameStop Corp. executed July 7, 2022.
99.1	Press Release, dated July 7, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
* Compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.
(Registrant)

Date: July 7, 2022	By:	/s/ Matthew Furlong
Matthew Furlong Chief Executive Officer